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                                                                 EXHIBIT 10.8(A)


                              EMPLOYMENT AGREEMENT


         This is an Employment Agreement entered into between PracticeWorks, Inc., a Delaware corporation, or "PracticeWorks", and Richard E. Perlman, or "Executive", the terms and conditions of which are as follows:

SS. 1.   TERM OF EMPLOYMENT

         Subject to the terms and conditions set forth in this Employment Agreement, PracticeWorks agrees to employ Executive and Executive agrees to be employed by PracticeWorks for an initial term of three years, starting on March 6, 2001 and ending on the third anniversary of such date; provided, however, this initial three year term automatically shall extend for one additional year on such third anniversary date and on each subsequent anniversary of such date unless PracticeWorks or Executive notifies the other pursuant to ss. 6(a) that no such extension will be effected at least six months before such anniversary date. The date described in this ss. 1 on which Executive starts his employment with PracticeWorks shall be referred to in this Employment Agreement as the "Starting Date". The employment term described in this ss. 1 shall be referred to in this Employment Agreement as the "Term".

SS. 2.   POSITION AND DUTIES AND RESPONSIBILITIES

         (a) Position. Executive shall be the Chairman of the Board of Directors of PracticeWorks.

         (b) Duties and Responsibilities. Executive's duties and responsibilities shall be those normally associated with Executive's position as a chairman of a board of directors plus any additional duties and responsibilities that PracticeWorks' Board of Directors from time to time may assign orally or in writing to Executive. Executive shall report to PracticeWorks' Board of Directors and shall have such powers as may be delegated to him by such board. Executive shall undertake to perform all Executive's duties and responsibilities for PracticeWorks in good faith and on a full-time basis and shall at all times act in the course of Executive's employment under this Employment Agreement in the best interest of PracticeWorks.

SS. 3.   COMPENSATION AND BENEFITS

         (a) Base Salary. Executive's initial base salary shall be $350,000.00 per year, which base salary shall be payable in accordance with PracticeWorks' standard payroll practices and policies for senior executives and shall be subject to such withholdings as required by law or as otherwise permissible under such practices or policies. Executive's base salary shall be subject to periodic adjustments as determined by the Compensation Committee of PracticeWorks' Board of Directors.


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         (b)      Bonus and Other Incentive Compensation. Executive during the
Term shall be eligible to receive an annual bonus and other incentive compensation pursuant to such annual bonus and other incentive compensation programs as the Compensation Committee of PracticeWorks' Board of Directors shall make available to Executive.

         (c) Employee Benefit Plans. Executive shall be eligible to participate in the employee benefit plans, programs and policies maintained by PracticeWorks for similarly situated executives in accordance with the terms and conditions to participate in such plans, programs and policies as in effect from time to time.

         (d)      Option Grants.

                  (1) All options to purchase shares of the common stock of PracticeWorks ("PracticeWorks Stock") that PracticeWorks grants to Executive after his Starting Date shall vest over a 36 month period, 33-1/3% each year, in 12 equal quarterly installments of 8-1/3% each quarter commencing on the three month anniversary after the option grant.

                  (2) During the term of this Employment Agreement, PracticeWorks shall, no less frequently than semi-annually, grant to Executive additional options to purchase PracticeWorks Stock or issue to Executive additional PracticeWorks Stock such that, when taken together with all other shares of PracticeWorks Stock then held by Executive or subject to issuance under other options then held by Executive, Executive owns or has the right to purchase a number of shares of PracticeWorks Stock which is not less than the percentage of Executive's number of then outstanding shares of PracticeWorks Stock (on an as converted basis). Any options granted to the Executive pursuant to this paragraph shall have an exercise price no greater than the fair market value per share of PracticeWorks Stock on the date of the grant.

                  (3) All options to purchase PracticeWorks stock that PracticeWorks grants to Executive after his Starting Date shall expire no sooner than 10 years after the date that PracticeWorks grants an option to Executive, provided that PracticeWorks does not terminate Executive's employment for Cause (as defined in ss. 4(c) below).

         (e) Vacation. Executive shall accrue six weeks of vacation during each successive one year period in the Term, which vacation time shall be taken at such time or times in each such one year period so as not to materially and adversely interfere with the business of PracticeWorks. Executive shall have the right to carryover unused vacation from any such one year period to any other such one year period or to receive additional compensation in lieu of taking Executive's vacation time.

         (f) Automobile. PracticeWorks shall make available to Executive a car (which is at least comparable to the car InfoCure Corporation has made available to Executive immediately before the beginnings of the Term) while Executive is employed by PracticeWorks. Executive shall be responsible for the reasonable and proper operation


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of such car and shall return such car in good condition, subject only to normal wear and tear. PracticeWorks shall maintain insurance on such car in accordance with PracticeWorks' policy for company-owned cars and shall be responsible for normal maintenance on such car. PracticeWorks shall replace such car with a comparable car at Executive's request at the expiration of the car lease in effect on the date this Employment Agreement was executed. Executive shall maintain such records as PracticeWorks shall request to show is business and personal use for such car.

         (g) Business Expenses. PracticeWorks shall provide Executive a business expense allowance of $500.00 per month to use as Executive sees fit. Executive in addition shall have a right to be reimbursed for Executive's reasonable and appropriate business expenses which Executive actually incurs in connection with the performance of Executive's duties and responsibilities under this Employment Agreement in accordance with PracticeWorks' expense reimbursement policies and procedures for its senior executives.

         (h) Atlanta, Georgia Corporate Apartment. PracticeWorks shall provide Executive a corporate apartment in the Atlanta, Georgia metropolitan area which apartment shall include phone, utilities and other basic amenities. PracticeWorks shall pay for such corporate apartment a reasonable amount per month which shall be approved by the Chief Executive Officer of PracticeWorks. PracticeWorks shall assume all obligations related to security deposits and routine maintenance of such corporate apartment during the Term.

         (i) New York Office. PracticeWorks shall provide Executive with office space, support staff and equipment necessary to perform the duties and responsibilities associated with his employment by PracticeWorks. Such office space, support staff and facilities shall be comparable to that provided to Executive on the Starting Date. The obligation of PracticeWorks to provide such office space, support staff and facilities shall terminate with Executive's termination of employment.


SS. 4.   TERMINATION OF EMPLOYMENT

         (a) Termination By PracticeWorks Other Than For Cause Or Disability Or By Executive For Good Reason.

                  (1) PracticeWorks shall have the right to terminate Executive's employment at any time, and Executive shall have the right to resign at any time. However, a notice under ss. 1 that no extension of Executive's Term will be effected shall not constitute a termination of Executive's employment by PracticeWorks or a resignation by Executive. If either PracticeWorks or Executive elects to give such notice, PracticeWorks' only obligation to Executive under this Employment Agreement after the expiration of the Term shall be to pay Executive's earned but unpaid salary then in effect under ss. 3(a), if any, until the date the Term expired.


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                  (2)      If PracticeWorks terminates Executive's employment
         other than for Cause or Disability or Executive resigns for Good Reason, PracticeWorks shall (in lieu of any other severance benefits under any of PracticeWorks' employee benefit plans, programs or policies) pay Executive an amount in a lump sum equal to three times Executive's base salary as in effect under ss. 3(a) either immediately before Executive's termination of employment or on the first day of the Term, whichever is greater. Such payment shall be made within five business days after the date Executive's employment is terminated. Executive waives Executive's rights, if any, to have such payment taken into account in computing any other benefits payable to, or on behalf of, Executive by PracticeWorks.

         (b) Termination By PracticeWorks For Cause or By Executive Other Than For Good Reason.

                  (1) PracticeWorks shall have the right to terminate Executive's employment at any time for Cause, and Executive shall have the right to resign at any time other than for Good Reason.

                  (2) If PracticeWorks terminates Executive's employment for Cause or Executive resigns other than for Good Reason, PracticeWorks only obligation to Executive under this Employment Agreement shall be to pay Executive's earned but unpaid base salary then in effect under ss. 3(a), if any, up to the date Executive's employment terminates. Furthermore, if terminated for Cause, Executive shall forfeit Executive's right to exercise any outstanding options to purchase common stock of PracticeWorks no later than thirty days after the date Executive's employment so terminates.

         (c) Cause. The term "Cause" as used in this Employment Agreement means

                  (1) Executive has engaged in conduct which in the judgment of PracticeWorks' Board of Directors constitutes gross negligence, gross misconduct or gross neglect in the performance of Executive's duties and responsibilities under this Employment Agreement, including conduct resulting or intending to result directly or indirectly in gain or personal enrichment for Executive at PracticeWorks' expense;

                  (2) Executive has been convicted of a felony for fraud, embezzlement or theft; or

                  (3) Executive has engaged in a breach of any provision of this Employment Agreement which Executive has failed to cure within thirty days after Executive has notice of such breach from PracticeWorks' Board of Directors; provided, however,

                  (4) No "Cause" shall exist under this Employment Agreement unless (i) Executive has been provided a detailed, written statement of the basis for PracticeWorks' belief that "Cause" exists and an opportunity to meet with


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         PracticeWorks' Board of Directors (together with Executive's counsel
         (if Executive chooses to have Executive's counsel present at such meeting)) after Executive has had a reasonable period in which to review such statement and (ii) PracticeWorks' Board of Directors determines (after such meeting, if Executive meets with PracticeWorks' Board of Directors) reasonably and in good faith and by the affirmative vote of not less than a members of PracticeWorks' Board of Directors then in office at a meeting called and held for such purpose that "Cause" does exist under this Employment Agreement.

         (d)      Good Reason. The term "Good Reason" means

                  (1)      Any material reduction in Executive's base salary;

                  (2) A material reduction in Executive's job functions, duties or responsibilities, or a similar change in Executive's reporting relationships;

                  (3) A relocation of Executive's primary work site more than one hundred miles from Executive's current primary work site absent Executive's consent; or

                  (4) Any material breach of any of the terms of this Employment Agreement by PracticeWorks; provided, however,

                  (5) No Good Reason shall exist unless (i) Executive gives PracticeWorks a detailed, written statement of the basis for Executive's belief that Good Reason exists and gives PracticeWorks a fifteen day period after the delivery of such statement to cure the basis for such belief and (ii) Executive actually submits Executive's resignation to PracticeWorks' Board of Directors during the sixty day period which begins immediately after the end of such fifteen day period if Executive reasonably and in good faith determines that Good Reason continues to exist after the end of such fifteen day period.

         (e)      Termination for Disability or Death.

                  (1) PracticeWorks shall have the right to terminate Executive's employment on or after the date Executive has a Disability, and Executive's employment shall terminate at Executive's death.

                  (2) If Executive's employment terminates under this ss. 4(e), PracticeWorks' only obligation under this Employment Agreement shall be to pay Executive or, if Executive dies, Executive's estate any earned but unpaid base salary then in effect under ss. 3(a) through the date Executive's employment terminates.

         The term "Disability" as used in this Employment Agreement means the suffering by Executive for at least a 180 consecutive day period of a physical or mental condition resulting from bodily injury, disease, or mental disorder which renders Executive incapable of continuing even with reasonable accommodation to perform the essential


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functions of Executive's job. PracticeWorks' Board of Directors shall determine whether Executive has a Disability. If Executive disputes such determination, the issue shall be submitted to a panel consisting of three physicians who specialize in the physical or mental condition from which Executive suffers, one appointed and paid by PracticeWorks, one appointed and paid by Executive and the third appointed by these two physicians and paid one-half by PracticeWorks and one-half by Executive. The determination as to whether Executive has a Disability shall be made by such panel and shall be binding on PracticeWorks and on Executive.

         (f) Change in Control. If there is a "Change in Control", Executive's right to exercise all outstanding stock options which have been granted to Executive by PracticeWorks shall immediately become 100% vested and non-forfeitable and, further, Executive shall have the right in Executive's sole discretion upon two weeks advance written notice to resign Executive's employment as of any date within the six month period immediately following the date of such Change in Control, in which event PracticeWorks shall pay to Executive on the date of the termination of Executive's employment an amount equal to three times Executive's then base salary as in effect under ss. 3(a) or Executive's base salary in effect under ss. 3(a) on the first day of the Term, whichever is greater, and PracticeWorks thereafter shall make any "Gross-Up Payment" called for under this ss. 4(f) to Executive. Executive waives Executive's right, if any, to have any and all such options (to the extent an exercise right is accelerated under this ss. 4(f)) and payments taken into account in computing any other benefits payable to, or on behalf of, Executive by PracticeWorks.

         The term "Change in Control" as used in this Employment Agreement means:

                  (1) The acquisition at any time after the effective date of the spin-off of PracticeWorks by InfoCure Corporation by any person, entity or "group" within the meaning of Sections 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (excluding, for this purpose, PracticeWorks, its affiliates, or any employee benefit plan of PracticeWorks or any of its affiliates) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under such securities law) of more than fifty percent of either the then outstanding shares of common stock of PracticeWorks or of the combined voting power of PracticeWorks' then outstanding voting securities or any such acquisition of more than fifty percent of either such common stock or voting securities of PracticeWorks or of the combined voting power of PracticeWorks' then outstanding voting securities except for an acquisition resulting from a disposition of such stock or securities effected by PracticeWorks or a public offering by PracticeWorks;

                  (2) The individuals who, immediately after the effective date of the spin-off of PracticeWorks by InfoCure Corporation, constitute the members of the Board of Directors of PracticeWorks, who shall be referred to as the "Incumbent Members", cease for any reason to constitute at least a majority of such Board of Directors, provided that any individual becoming a member after the date of this Employment Agreement whose election, or nomination for election by PracticeWorks' shareholders, was approved by a vote of at least a majority of the


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         then Incumbent Members shall be considered as though such individual was an Incumbent Member; or

                  (3) The approval by the shareholders of PracticeWorks at any time after the effective date of the spin-off of PracticeWorks by InfoCure Corporation of (i) a merger, consolidation or other reorganization where, in each case, with respect to which persons who were the shareholders of PracticeWorks immediately prior to such merger, consolidation or other reorganization, immediately thereafter, they do not own more than fifty percent of the combined voting power of the merged, consolidated or reorganized PracticeWorks' then outstanding voting securities, or of (ii) the sale of all or substantially all of the assets of PracticeWorks; provided, however, in such event the Change in Control described in this ss. 4(f) will be deemed to have occurred immediately prior to such shareholder approval.

         If PracticeWorks or PracticeWorks' accountants determine that the option exercise right and the three times base salary payment called for under this ss. 4(f) plus any other payments or benefits made available to Executive by PracticeWorks upon a Change in Control will result in Executive being subject to an excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended, or "Code", or if such an excise tax is assessed against Executive as a result of such option exercise right or payment or other benefits, PracticeWorks shall make a "Gross Up Payment" to or on behalf of Executive as and when each and any such determination or assessment, as applicable, is made, provided Executive takes such action (other than waiving Executive's right to any payments or benefits otherwise due from PracticeWorks) as PracticeWorks reasonably requests under the circumstances to mitigate or challenge such tax; provided, however, if PracticeWorks or PracticeWorks' accountants determine that no Gross Up Payment would be payable under this ss. 4(f) if Executive waives Executive's right to receive a part of such payments and such part does not exceed $10,000, Executive agrees to irrevocably waive Executive's right to receive such part of such payments if an independent accountant or lawyer retained by Executive and paid by PracticeWorks agrees with the determination made by PracticeWorks or PracticeWorks' accountants.

         The term "Gross Up Payment" as used in this Employment Agreement shall mean a payment to or on behalf of Executive which shall be sufficient to pay (i) any excise tax described in this ss. 4(f) in full, (ii) any federal, state and local income tax and social security or other employment tax on the payment made to pay such excise tax as well as any additional excise tax on such payment and
(iii) any interest or penalties assessed by the Internal Revenue Service on Executive if such interest or penalties are attributable to PracticeWorks' failure to comply with its obligations under this ss.4(f) or applicable law. Any determination under this ss.4(f) by PracticeWorks or PracticeWorks' accountants shall be made in accordance with Section 280G of the Code and any applicable related regulations (whether proposed, temporary or final) and any related Internal Revenue Service rulings and any related case law and, if PracticeWorks reasonably requests that Executive take action to mitigate or challenge, or to mitigate and challenge, any such tax or assessment and Executive complies with such request,


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PracticeWorks shall provide Executive with such information and such expert advice and assistance from PracticeWorks' accountants, lawyers and other advisors as Executive may reasonably request and shall pay for all expenses incurred in effecting such compliance and any related fines, penalties, interest and other assessments.

         (g) Benefits at Termination of Employment. Executive upon Executive's termination of employment shall have the right to receive any benefits payable under PracticeWorks' employee benefit plans, programs and policies which Executive otherwise has a nonforfeitable right to receive under the terms of such plans, programs and policies (other than severance benefits) independent of Executive's rights under this Employment Agreement in addition to any base salary under ss. 3(a) which accrued as of the termination date and are expressly payable under this ss. 4 without regard to the reason for such termination of employment.

SS. 5.   COVENANTS BY EXECUTIVE

         (a)      PracticeWorks Property.

                  (1) Executive upon the termination of Executive's employment for any reason or, if earlier, upon PracticeWorks request shall promptly return all "Property" which had been entrusted or made available to Executive by PracticeWorks.

                  (2) The term "Property" means all records, files, memoranda, reports, price lists, customer lists, drawings, plans, sketches, keys, codes, computer hardware and software and other property of any kind or description prepared, used or possessed by Executive during Executive's employment by PracticeWorks and, if applicable, any of its affiliates (and any duplicates of any such property) together with any and all information, ideas, concepts, discoveries, and inventions and the like conceived, made, developed or acquired at any time by Executive individually or, with others during Executive's employment which relate to PracticeWorks business, products or services.

         (b)      Trade Secrets.

                  (1) Executive agrees that Executive will hold in a fiduciary capacity for the benefit of PracticeWorks, and any of its affiliates, and will not directly or indirectly use or disclose, any "Trade Secret" that Executive may have acquired during the term of Executive's employment by PracticeWorks or any of its affiliates for so long as such information remains a Trade Secret.

                  (2) The term "Trade Secret" means information, including, but not limited to, technical or nontechnical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, or a list of actual or potential customers or suppliers that (a) derives economic value, actual or potential, from not being generally known to, and not being generally readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or



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         use and (b) is the subject of reasonable efforts by PracticeWorks and any of its affiliates to maintain its secrecy.

                  (3) This ss. 5(b) and ss. 5(c) are intended to provide rights to PracticeWorks which are in addition to, not in lieu of, those rights PracticeWorks has under the common law or applicable statutes for the protection of trade secrets.

         (c)      Confidential Information.

                  (1) Executive while employed under this Employment Agreement and thereafter during the "Restricted Period" shall hold in a fiduciary capacity for the benefit of PracticeWorks and any of its affiliates, and shall not directly or indirectly use or disclose, any "Confidential Information" that Executive may have acquired (whether or not developed or compiled by Executive and whether or not Executive is authorized to have access to such information) during the term of, and in the course of, or as a result of Executive's employment by PracticeWorks or any of its affiliates.

                  (2) The term "Confidential Information" means any secret, confidential or proprietary information possessed by PracticeWorks or any of its affiliates relating to their businesses, including, without limitation, trade secrets, customer lists, details of client or consultant contracts, current and anticipated customer requirements, pricing policies, price lists, market studies, business plans, operational methods, marketing plans or strategies, product development techniques or flaws, computer software programs (including object code and source code), data and documentation data, base technologies, systems, structures and architectures, inventions and ideas, past current and planned research and development, compilations, devices, methods, techniques, processes, financial information and data, business acquisition plans and new personnel acquisition plans (not otherwise included in the definition of a Trade Secret under this Employment Agreement) that has not become generally available to the public by the act of one who has the right to disclose such information without violating any right of PracticeWorks or any of its affiliates. Confidential Information may include, but not be limited to, future business plans, licensing strategies, advertising campaigns, information regarding customers, Executives and independent contractors and the terms and conditions of this Employment Agreement.

         (d) Restricted Period. The term "Restricted Period" as used in the Employment Agreement shall mean the twenty-four month period which starts on the date Executive's employment terminates with PracticeWorks without regard to whether such termination comes before or after the end of the Term.


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         (e)      Nonsolicitation of Customers or Employees.

                  (1) Executive (i) while employed under this Employment Agreement shall not, on Executive's own behalf or on behalf of any person, firm, partnership, association, corporation or business organization, entity or enterprise (other than PracticeWorks or one of its affiliates), solicit Competing Business of customers of PracticeWorks or any of its affiliates and (ii) during the Restricted Period shall not, on Executive's own behalf or on behalf of any person, firm, partnership, association, corporation or business organization, entity or enterprise, solicit Competing Business of customers of PracticeWorks or any of its affiliates with whom Executive within the twenty-four month period immediately preceding the beginning of the Restricted Period had or made contact with in the course of Executive's employment by PracticeWorks.

                  (2) Executive (i) while employed under this Employment Agreement shall not, either directly or indirectly, call on, solicit or attempt to induce any other officer, employee or independent contractor of PracticeWorks or any of its affiliates to terminate his or her employment with PracticeWorks or any of its affiliates and shall not assist any other person or entity in such a solicitation (regardless of whether any such officer, employee or independent contractor would commit a breach of contract by terminated his or her employment), and
         (ii) during the Restricted Period, shall not, either directly or indirectly, call on, solicit or attempt to induce any other officer, employee or independent contractor of PracticeWorks or any of its affiliates with whom Executive had contact, knowledge of, or association in the course of Executive's employment with PracticeWorks or any of its affiliates as the case may be, during the twelve month period immediately preceding the beginning of the Restricted Period, to terminate his or her employment with PracticeWorks or any of its affiliates and shall not assist any other person or entity in such a solicitation (regardless of whether any such officer, employee or independent contractor would commit a breach of contract by terminating his or her employment).

                  (3) The term "Competing Business" as used in this Employment Agreement means the development, marketing, selling, licensing or servicing of computer hardware or software to healthcare providers or the business of providing electronic data interchange or other electronic commerce and internet services to the healthcare industry including, without limitation, electronic claims processing, rendering of patient statements, serving as an electronic claims clearinghouse or providing insurance processing and filing of paper claims.

         (f) Noncompetition Obligation. Executive while employed under this Employment Agreement and thereafter during the Restricted Period and within the States of California, Georgia, Indiana or Maryland, shall not organize or form any other business that will conduct Competing Business and shall not engage in the executive management of, or provide consulting concerning the executive management of, Competing Business on behalf of any business other than PracticeWorks or its affiliates. Executive acknowledges and agrees that the states identified in this ss. 5(f) are states in


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which Executive performs services for PracticeWorks by being actively engaged as a member of PracticeWorks' executive management team in PracticeWorks' operations in these states.

         (g) Reasonable and Continuing Obligations. Executive agrees that Executive's obligations under this ss. 5 are obligations which will continue beyond the date Executive's employment terminates and that such obligations are reasonable and necessary to protect PracticeWorks' legitimate business interests. PracticeWorks in addition shall have the right to take such other action as PracticeWorks deems necessary or appropriate to compel compliance with the provisions of this ss. 5.

         (h) Remedy for Breach. Executive agrees that the remedies at law of PracticeWorks for any actual or threatened breach by Executive of the covenants in this ss. 5 would be inadequate and that PracticeWorks shall be entitled to specific performance of the covenants in this ss. 5, including entry of an ex parte, temporary restraining order in state or federal court, preliminary and permanent injunctive relief against activities in violation of this ss. 5, or both, or other appropriate judicial remedy, writ or order, in addition to any damages and legal expenses which PracticeWorks may be legally entitled to recover. Executive acknowledges and agrees that the covenants in this ss. 5 shall be construed as agreements independent of any other provision of this or any other agreement between PracticeWorks and Executive, and that the existence of any claim or cause of action by Executive against PracticeWorks, whether predicated upon this Employment Agreement or any other agreement, shall not constitute a defense to the enforcement by PracticeWorks of such covenants.

SS. 6.   MISCELLANEOUS

         (a) Notices. Notices and all other communications shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by United States registered or certified mail. Notices to PracticeWorks shall be sent to PracticeWorks, Inc., 1765 The Exchange, Suite 200, Atlanta, Georgia 30339, Attention: Corporate Secretary. Notices and communications to Executive shall be sent to the address Executive most recently provided to PracticeWorks.

         (b) No Waiver. Except for the notice described in ss. 6(a), no failure by either PracticeWorks or Executive at any time to give notice of any breach by the other of, or to require compliance with, any condition or provision of this Employment Agreement shall be deemed a waiver of any provisions or conditions of this Employment Agreement.

         (c) Delaware Law and Georgia Courts. This Employment Agreement shall be governed by Delaware law without reference to the choice of law principles thereof. Any litigation that may be brought by either PracticeWorks or Executive involving the enforcement of this Employment Agreement or any rights, duties, or obligations under this Employment Agreement, shall be brought exclusively in either the state courts in and for Cobb County, Georgia or the United States District Court, Northern District of Georgia, Atlanta Division.


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         (d)      Assignment. This Employment Agreement shall be binding upon and inure to the benefit of PracticeWorks and any successor to all or substantially all of the business or assets of PracticeWorks. PracticeWorks may assign this Employment Agreement to any affiliate or successor, and no such assignment shall be treated as a termination of Executive's employment under this Employment Agreement. Executive's rights and obligations under this Employment Agreement are personal and shall not be assigned or transferred.

         (e) Other Agreements. This Employment Agreement replaces and merges any and all previous agreements and understandings regarding all the terms and conditions of Executive's employment relationship with PracticeWorks, and this Employment Agreement constitutes the entire agreement between PracticeWorks and Executive with respect to such terms and conditions.

         (f) Amendment. No amendment to this Employment Agreement shall be effective unless it is in writing and signed by PracticeWorks and by Executive.

         (g) Invalidity. If any part of this Employment Agreement is held by a court of competent jurisdiction to be invalid or otherwise unenforceable, the remaining part shall be unaffected and shall continue in full force and effect, and the invalid or otherwise unenforceable part shall be deemed not to be part of this Employment Agreement.

         IN WITNESS WHEREOF, PracticeWorks and Executive have executed this Employment Agreement in multiple originals to be effective on the first date of the Term.


PRACTICEWORKS, INC.                               EXECUTIVE



By: /s/ James K. Price                            By: /s/ Richard E. Perlman
    ------------------                                -------------------------
     James K. Price                                   Richard E. Perlman
     President

Date: March 5, 2001                               Date: March 5, 2001
      ----------------                                  -----------------------


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